Consent of Independent Registered Public Accounting Firm

Synergy Pharmaceuticals Inc.
New York, New York
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No.333-214013, 333-205484 and 333-177730) and Form S-8 (No.333-193340 and 333-205057) of Synergy Pharmaceuticals Inc. (the “Company”) of our reports dated March 1, 2017, relating to the consolidated financial statements and the effectiveness of Synergy Pharmaceutical Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

New York, New York

March 1, 2017